EXHIBIT 10.18

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement ("Agreement") is made and effective this April 30, 2012, by and between Tangiers Investors, LP ("Consultant") and Frozen Food Gift Group, Inc. ("Company").

Now, therefore, Consultant and Company agree as follows:

1. Engagement.

Company hereby engages Consultant, and Consultant accepts engagement, to provide to Company the following services:

Business consulting, marketing advice and financial advice.

2. Term.

Consultant shall provide services to Company pursuant to this Agreement for a term commencing on this date, and ending on the earlier of the fifth anniversary of this Agreement, or the date on which Consultant has earned a total of $200,000 in consulting fees in the aggregate under the terms of this Agreement.

3. Place of Work.

Consultant shall render services primarily at Consultant's offices, but will, upon request, provide the services at Company offices or such other places as reasonably requested by Company as appropriate for the performance of consulting services.

4. Time.

This Agreement contemplates advice from Consultant be rendered to the Company from time to time, as needed.

5. Payment.

Company shall pay Consultant consideration for all services performed pursuant to this Agreement in an amount as follows:

(a) Company shall pay Consultant annually at the end of each fiscal year of the Company, a consulting fee equal to 5% of total net profits realized and recognized for tax purposes by the Company for each such fiscal year, calculated in accordance with generally accepted accounting principles and as reported on the Company’s Federal Tax Return.

(b) In any year in which the Company does not earn net income, no fee shall be due.

(c) Once and if the Company has paid to Consultant under the terms of this Agreement, in the aggregate, a total of $200,000, this Agreement shall automatically terminate and be of no further force or effect, and the Company shall not be obligated to pay further consulting fees to Consultant.

6. Confidentiality.

During the term of this Agreement, and thereafter, Consultant shall not, without the prior written consent of Company, disclose to anyone any Confidential Information. "Confidential Information" for the purposes of this Agreement shall include Company's proprietary and confidential information such as, but not limited to, customer lists, business plans, marketing plans, financial information, designs, drawing, specifications, models, software, source codes and object codes. Confidential Information shall not include any information that:

A. is disclosed by Company without restriction;
B. becomes publicly available through no act of Consultant;
C. is rightfully received by Consultant from a third party.

7. Independent Contractor.

Consultant is and throughout this Agreement shall be an independent contractor and not an employee, partner or agent of Company. Consultant shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Consultant pursuant to this Agreement.

8. Tools and Supplies.

Consultant shall be solely responsible for procuring, paying for and maintaining any computer equipment, software, paper, tools or supplies necessary or appropriate for the performance of Consultant's services hereunder.

9. Controlling Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

10. Headings.

The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

FROZEN FOOD GIFT GROUP, INC.

By:	/s/ Jonathan Irwin
Jonathan Irwin
Chief Executive Officer

TANGIERS INVESTORS, LP.

By:	/s/ Michael Sobeck
Michael Sobeck
Managing Member